Exhibit 23.5

XPeng Inc.

No. 8 Songgang Road, Changxing Street

Cencun, Tianhe District, Guangzhou

Guangdong 510640

People’s Republic of China

August 7, 2020

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of XPeng Inc. (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that commencing at the time the Securities and Exchange Commission declares the effectiveness of the Registration Statement and the effectiveness of the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, I will serve as a member of the board of directors of the Company.

Sincerely yours,

By:	/s/ Donghao Yang
Name: Donghao Yang

[Consent Letter]